Exhibit 10.1

Transition Agreement

This Transition Agreement (the “Agreement”) is entered by and between Deep Down, Inc., a Nevada corporation (“Deep Down”) and Eugene L. Butler (“Butler”). Deep Down and Butler are sometimes collectively referred to as “Parties” or singularly as a “Party.”

Recitals

WHEREAS, Butler desires to retire as a full-time executive employee of Deep Down, step down from Deep Down’s Board of Directors, and sell all shares Butler owns in Deep Down back to the company;

WHEREAS, Deep Down desires to retain the benefit of Butler’s experience and institutional knowledge as a consultant on a continuing basis;

WHEREAS, Butler entered into an Employment Agreement (the “Employment Agreement”) with Deep Down effective January 1, 2016, which Butler and Deep Down desire to terminate subject to the obligations that survive the Employment Agreement as enumerated herein;

WHEREAS, Butler entered into a Deep Down, Inc. Restricted Stock Agreement (the “Restricted Stock Agreement”) effective December 14, 2015, which Butler and Deep Down desire to continue to accelerate and conclude;

NOW, THEREFORE, in consideration of the foregoing, which is hereby incorporated into the Agreement, and for other good and valuable consideration, the parties hereto do hereby agree as follows:

1       Termination of Employment Agreement.

1.1       Termination. The Parties hereby agree that the Employment Agreement is hereby terminated effective September 30, 2017, without further obligation on the part of either Party except as stated herein.

1.2       Retention of Certain Items. Butler shall be entitled to retain the company laptop and printer presently in his possession without repayment to Deep Down for same.

1.3 Survival of Certain Obligations. The Parties agree that Sections 8 and 11 of the Employment Agreement shall survive termination of the Employment Agreement. Butler agrees to be permanently bound by the Non-Disclosure obligation of Section 8(a). Butler agrees to comply with the obligations to return all Confidential Information (as that term is defined in the Employment Agreement) and other information in compliance with Section 8(b) of the Employment Agreement. Butler agrees to be bound by the Non-Competition and Non-Solicitation obligation of Sections 8(c) and (d) during the Restricted Period. For purposes of Butler’s compliance with Sections 8(c) and (d), the Parties agree that the Date of Termination for the Employment Agreement shall be September 30, 2017, thereby making the Restricted Period October 1, 2017 through September 30, 2019.

1

2       Retirement from Board of Directors. Butler hereby tenders his resignation from the Board of Directors of Deep Down effective September 30, 2017.

3       Purchase of Stock.

3.1       Acceleration of Vesting. By the terms of the Restricted Stock Agreement, Butler was granted 300,000 Restricted Shares (as that term is defined by the Restricted Stock Agreement). Butler’s interest in the Restricted Shares was to vest in three 100,000 share tranches on January 1, 2016, the second anniversary of the Restricted Stock Agreement, and finally on the third anniversary of the Restricted Stock Agreement. As partial consideration for entry into this Agreement, the Parties now agree to, and hereby do, accelerate the vesting schedule under the Restricted Stock Agreement and immediately vest all of the Restricted Shares provided for by the Restricted Stock Agreement in Butler.

3.2       Purchase of Shares. Deep Down desires to purchase and Butler desires to sell all of Butler’s shares in Deep Down to Deep Down. Butler therefore agrees to sell and Deep Down agrees to purchase 490,231 shares of Deep Down’s common stock, $0.001 par value (the “Shares”) on October 1, 2017 at the median closing share price, as quoted by the OTCQX market, for the ten day trading period immediately prior to September 25, 2017. Butler shall cause the Shares, whether represented by certificates or registered by book entry, to be assigned to Deep Down, and Deep Down shall pay the purchase price therefore by wire transfer on or before October 1, 2017.

Butler agrees that beginning on September 20, 2017 and ending on September 30, 2017, without the prior written consent of Deep Down, he shall not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Shares now or hereafter owned or held by him or his affiliates or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any such Shares, whether any such transaction described in clauses (a) or (b) is to be settled by delivery of securities, in cash or otherwise.

4       Consulting Arrangement.

4.1       Duties. Beginning October 1, 2017 Butler agrees to become an independent contractor consultant to Deep Down (the “Consulting Arrangement”). Butler agrees to serve in this consulting capacity through December 31, 2018. During the consulting period, Butler agrees to provide, at Deep Down’s option, 10 hours of service to Deep Down per week on an as needed basis to assist on financial, securities, and other business matters. Deep Down and Butler agree to work together to schedule the needed services a week in advance and upon a reasonable, but mutually agreeable schedule. Unless otherwise required, Butler shall perform consultation duties remotely.

4.2       Compensation. In exchange for Butler’s services as a consultant, Deep Down agrees to pay Butler the gross sum of $39,254.42 per month, on or before the last business day of the month, beginning October 2017 and continuing thereafter through December 2018 for a total of 15 months (the “Consultancy Payments”).

2

4.3       Status. Butler acknowledges and understands that Butler’s status as an employee of Deep Down is terminating effective September 30, 2017, and that Butler will be an independent contractor to Deep Down beginning October 1, 2017. Under no circumstances shall Butler be considered an employee of Deep Down during the consulting period or at any time in the future unless expressly rehired as an employee of Deep Down. Butler shall be wholly and solely responsible for the payment of all payroll and employment taxes on sums paid for Butler’s consulting service and acknowledges that Deep Down will issue Butler an IRS form 1099 for all sums paid Butler as a consultant. No fringe benefits or other benefit program applicable to Deep Down employees shall be applicable to Butler in conjunction with the Consulting Arrangement.

Butler shall be solely responsible for any and all expenses incurred in performance of the Consulting Arrangement and shall have no right of reimbursement from Deep Down unless expressly authorized by Ron Smith in advance.

Nothing herein shall create a joint venture, partnership or business arrangement other than that of independent contractor consultant during the performance of Butler’s consulting duties for Deep Down. Butler shall wholly be responsible for all personal insurance of all types and the wages of any persons that Butler may retain to assist Butler in performing consulting duties for Deep Down.

4.4       Representative Authority. Butler shall have no authority to bind, and shall take no action attempting to bind, Deep Down for any purpose with any third-party, including but not limited to, any Governmental Agency (defined below), shareholders and clients of Deep Down. Butler shall not communicate with any Governmental Agency, client or shareholder of Deep Down in Butler’s capacity as a consultant on behalf of Deep Down without express written authorization from Ron Smith.

4.5.       Conflict of Interest. Butler shall conduct all work for Deep Down with honesty, loyalty, and integrity. For this reason, Butler shall:

4.5.1       not hold, directly or indirectly, a financial interest in excess of two percent in any business that provides the same goods or services as Deep Down;

4.5.2       not hold, directly or indirectly, a financial interest in excess of two percent in any business that provides goods or services to Deep Down;

4.5.3       not hold, directly or indirectly, a financial interest in excess of two percent in any business that purchases goods or services from Deep Down and repackages and\or resells those goods or services;

4.5.4       report to Deep Down if any family member or relative of employee works for or with a business that provides the same goods or services as Deep Down;

4.5.5       report any offer of employment received by Butler from a client or vendor;

4.5.6       report any attempted bribe of any kind made to Butler which could affect Butler’s judgment in acting on behalf of Deep Down even if it does not have that affect;

4.5.7       borrow money from or lend any money to a client or vendor of Deep Down; and

3

4.5.8       accept any gift or other consideration from a client, vendor or prospective client or vendor.

4.6       Confidential Information. Within this Agreement, “Confidential Information” shall mean Deep Down’s or Deep Down’s affiliates’ information which is used in Deep Down’s business and is (i) proprietary to, about or created by Deep Down; (ii) gives Deep Down some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of Deep Down; (iii) designated as Confidential Information by Deep Down, or from all the relevant circumstances should reasonably be assumed by the Butler to be confidential and proprietary to Deep Down; or (iv) not generally known by persons or businesses outside of Deep Down. Such Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

4.6.1       Work Product. Means product or information resulting from or related to work or projects performed or to be performed for Deep Down;

4.6.2       Other Proprietary Information. Butler is aware of and acknowledges that Deep Down has developed special competence and knowledge in the subsea oilfield service industry and has accumulated information not generally known to others in the field which is of unique value in the conduct and growth of Deep Down’s business and which Deep Down treats as proprietary. This information includes data relating to Deep Down’s proprietary rights prior to any public disclosure thereof, including but not limited to the nature of the proprietary rights, production data, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights and trade secrets);

4.6.3       Third-Party Information. Confidential or proprietary information from third parties subject to a duty on Deep Down's part to maintain the confidentiality of such information and to use it only for certain limited purposes;

4.6.4       Business Operations. Internal personnel and financial information, vendor names and other vendor information (including vendor characteristics, services and agreements), purchasing and internal cost information, internal services and operational manuals, and the manner and methods of conducting Deep Down’s business;

4.6.5       Marketing and Development Operations. Marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of Deep Down which have been or are being discussed; and

4.6.6       Clients. Names of Deep Down clients and their representatives, contracts and their contents and parties, customer services, and data provided by clients.

4

4.7       Non-Disclosure. Butler agrees to permanently secure and protect Confidential Information disclosed to Butler during the Consulting Arrangement in a manner consistent with the maintenance of Deep Down’s confidential and proprietary rights in the Confidential Information.

4.8       Non-Disparagement. The Parties each promise to refrain from making any disparaging remarks about the other at all times in the future.

4.9       Return of Materials. Butler agrees that upon termination of this Consulting Arrangement under this Agreement, Butler shall: (a) deliver to Deep Down all Confidential Information and all copies thereof, along with any and all other property belonging to Deep Down or any client or supplier of Deep Down, (b) return to Deep Down all equipment or devices, if any, (c) deliver all passwords and log in information for online profiles; and (d) return to Deep Down all sales material and all other documents, information or materials of whatever kind or nature and stored on any type of media developed by or for Deep Down and thereafter shall neither use such documents, information materials or any similar materials, nor supply or make available such documents, information or materials to any third party.

4.10       Termination of Consulting Arrangement. Butler may terminate the Consulting Arrangement under this Agreement upon written notice to Deep Down. Upon written notice of termination by Butler, the Consulting Arrangement under this Agreement will terminate at the end of the calendar month in which written notice is delivered. The Consulting Arrangement under this Agreement shall also terminate immediately upon the death or Disability of Butler. In the event of termination of the Consulting Arrangement under this Agreement, Deep Down shall not be obligated to make any further Consultancy Payments to Butler. Within this Agreement, “Disability” shall mean Butler’s absence from consulting duties on a substantial basis for a period of 120 consecutive or non-consecutive calendar days during any 12 month period.

Deep Down may terminate the Consulting Arrangement, with no further obligation to Butler beyond the payment due in the month in which termination occurs, upon Butler’s material breach of this Agreement or willful refusal to provide the consulting services provided for by this Agreement for a period of more than 30 days. Deep Down shall provide written notice of its intention to terminate the Consulting Arrangement to Butler under this provision and Butler shall have 15 days to remedy such breach or refusal before Deep Down’s termination shall become effective.

5       Release of Liability.

5.1       Release by Butler. In return for promises made herein by Deep Down, Butler hereby releases Deep Down and its principals, owners, directors, officers, parent companies, subsidiaries, affiliates, employees, shareholders, insurance carriers, attorneys, agents and other persons acting on behalf of Deep Down (collectively referred to as “the Released Parties”) from all claims of whatsoever nature that Butler may have against the Released Parties arising from or in any way related to Butler’s employment with Deep Down and in any way relating to Butler’s service on the Board of Directors of Deep Down. Butler also releases the Released Parties from all claims of whatsoever nature that Butler may have against the Released Parties arising from or in any way related to the termination of Butler’s employment with Deep Down, and from any and all claims that Butler may have against any of the Released Parties arising from any act occurring prior to the execution of this Agreement, including, without limitation, any claim, demand, action, cause of action or right, including claims for attorney's fees, based on but not limited to: (a) the Americans with Disabilities Act of 1990, as amended; (b) Tex. Hum. Res. Code § 121.001, et seq.; (c) Title VII of the Civil Rights Act of 1964, as amended and including 42 U.S.C. Sec 2000(e) et seq.; (d) the Civil Rights Act of 1991; (e) The Civil Rights Acts of 1866, 1871 and 1964, as amended; (f) 42 U.S.C. Sec 1981; (g) the Equal Pay Act of 1963; (h) the Fair Labor Standards Act, as amended; (i) the Rehabilitation Act of 1973, as amended; (j) the Age Discrimination in Employment Act of 1967, as amended; (k) the Older Workers Benefit Protection Act of 1990; (l) Chapter 21 of the Texas Labor Code (also known as the Texas Commission on Human Rights Act of 1983), as amended (including, but not limited to, Tex. Lab. Code §§21.051 – 21.055 and 21.401 – 21.405); (m) the Family Medical Leave Act of 1993, codified as 29 U.S.C. §§ 2601, et seq., as amended; (n) the Texas Workers’ Compensation Act, as amended, including, but not limited to, Texas Labor Code §§ 451.001, et seq.; (o) the National Labor Relations Act; (p) the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended; (q) the Butler Retirement Income Security Act, as amended; (r) the Internal Revenue Code of 1986, as amended, including but not limited to, any claim for taxes, interest, or penalties under IRC 409A; (s) the Sarbanes Oxley Act of 2002, including 15 U.S.C. § 1514A; (t) Immigration Reform and Control Act, as amended; (u) the Occupational Safety and Health Act, as amended; (v) Genetic Nondiscrimination Act of 2008, as amended; (w) any existing employment agreement or potential entitlement under any Deep Down program or plan; (x) Tex. Health & Safety Code §81.101, et seq. (the Texas communicable disease law); and (y) any other statute or law, including all suits in tort or contract, including wrongful termination and claims for reimbursement, bonus, incentives, commissions, compensation and benefits, defamation, damage to business reputation, impairment of economic opportunity, and any other claims for compensatory, statutory, or punitive damages.

5

Butler understands this release is not intended to interfere with Butler’s right to file a charge with, or provide information regarding the activities of Deep Down to, the Securities and Exchange Commission, Equal Employment Opportunity Commission, National Labor Relations Board, Department of Labor, Texas Commission on Human Rights or any other governmental agency (collectively “Governmental Agency”) in connection with any claim Butler believes Butler may have against the Released Parties. However, by executing this Agreement, Butler hereby waives the right to recover in any proceeding Butler may bring before any Governmental Agency, in any proceeding brought by any Governmental Agency on Butler’s behalf.

5.2       OWBPA Compliance. In accordance with the Older Worker’s Benefit Protection Act of 1990, Butler is aware of and acknowledges the following: (a) Butler is waiving all rights and claims that Butler has or may have under the federal Age Discrimination in Employment Act, as well as any rights or claims that Butler has under other federal, state, or local laws with regard to age and other employment discrimination; (b) Butler has been advised by Deep Down to consult with an attorney prior to executing this Agreement; (c) Butler has a period of 21 days in which to consider this Agreement before signing it; (d) for a period of 7 days following the signing of this Agreement, Butler may revoke this Agreement (solely as to any claims under the federal Age Discrimination in Employment Act) and this Agreement shall not become effective and enforceable as to any claims under the federal Age Discrimination in Employment Act until that 7-day revocation period has expired; (e) Butler has carefully read and fully understands all of the provisions of this Agreement; (f) Butler knowingly and voluntarily agrees to all the terms set forth in this Agreement; and (g) Butler knowingly and voluntarily intends to be legally bound by this Agreement. Butler further agrees that, in the event Butler decides to revoke this Agreement as provided for by this section, Butler will deliver written notice to Ron Smith by mail (postmarked no later than the 7th day), facsimile, or email.

6

BUTLER ACKNOWLEDGES THAT THE SEVEN DAY RIGHT TO RESCIND THIS AGREEMENT, AS NOTED IN THIS PARAGRAPH, SHALL EXTEND ONLY TO BUTLER’S POTENTIAL AGE DISCRIMINATION CLAIMS. BUTLER ACKNOWLEDGES AND AGREES THAT THE REMAINDER OF THE RELEASES ENUMERATED IN PARAGRAPH 3 OF THIS AGREEMENT SHALL REMAIN IN FULL FORCE AND EFFECT EVEN IF BUTLER RESCINDS THE AGREEMENT AS PROVIDED BY THIS SECTION.

5.3       Relinquishing Right to Re-Employment. Butler hereby relinquishes any right to re-employment with Deep Down after Butler executes this Agreement. Butler agrees that Butler no longer desires employment with Deep Down, and that Butler shall not seek, apply for, accept or otherwise pursue employment with Deep Down. Butler acknowledges that if Butler re-applies for or seeks employment with Deep Down, Deep Down’s refusal to hire Butler based on this provision will provide a complete defense to any claims arising from any attempt by Butler to apply for employment.

5.4       Release by Deep Down. Deep Down unconditionally and forever releases, acquits and forever discharges Butler of and from any and all known obligations, duties, liabilities, injuries, damages, causes of action, demands, losses, compensation, costs, expenses of every name, kind or nature, whatsoever, whether purported to be against person or property, in law or in equity, direct or indirect, fixed or contingent, which Deep Down has against Butler caused by, or arising out of any alleged claims, duty, obligation, liability or omission of Butler which has arisen including, but not limited to, any claims arising out of or relating to any allegations whether based in contract, tort, constitutional law, common law or statute. This release specifically includes any statutory or common law cause of action. It is understood by the Parties that this release extends to and includes, but is not limited to, all damages of every kind, whether compensatory, exemplary, punitive, at common law, statutory, contractual, or under warranty, occurring in the past. THIS IS A FULL, COMPLETE AND GENERAL RELEASE OF ALL KNOWN CLAIMS RELATED TO BUTLER’S EMPLOYMENT WITH DEEP DOWN. This Release does not release any obligations created by this Agreement or related to any unknown or other transactions or occurrences.

6       General Provisions.

6.1       Applicable Law, Forum, and Venue. This Agreement shall be governed and construed exclusively in accordance with the laws of the State of Texas without regard to the conflicts of laws or principles thereof. The Parties agree that Texas shall be the forum for any action or suit related to this Agreement, including, but not limited to, any claim affecting its validity, construction, effect, performance or termination. The Parties further agree that the venue for any such action or suit shall exclusively be the state or federal courts sitting in Harris County, Texas.

6.2       Waiver of Trial by Jury. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED ON ANY MATTER ARISING OUT OF, OR IN CONNECTION WITH, OR RELATING TO THIS AGREEMENT.

7

6.3       Performance. The Parties agree that this Agreement is performable in whole or in part in the State of Texas.

6.4       Third-Party Beneficiaries. Except as otherwise provided in this Agreement, this Agreement is intended to benefit only the Parties and may be enforced solely by the Parties, their successors in interest or permitted assigns. It is not intended to, and shall not, create rights, remedies or benefits of any character whatsoever in favor of any persons, corporations, associations, or entities other than the Parties, except as provided herein.

6.5       Mediation. Before engaging in litigation arising from any dispute regarding or in any way related to this Agreement, including any dispute under the Employment Agreement and Restricted Stock Agreement, the Parties agree to submit their dispute to mediation and each Party agrees to negotiate in good faith to resolve the dispute without necessity of Court intervention.

6.6       Waiver. No waiver by Deep Down of any breach by Butler of any of the provisions of this Agreement shall be deemed a waiver of any preceding or succeeding breach of the same or any other provisions hereof. No such waiver shall be effective unless in writing and then only to the extent expressly set forth in writing.

6.7       Entire Agreement. This Agreement constitutes the entire agreement between the Parties as to the topics which it references and supersedes all prior agreements, whether oral or written.

6.8       Modifications. No modification of this Agreement shall be effective unless in writing and signed by both Parties.

6.9       Severability. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect by a judicial body, such holding shall not affect the validity and enforceability of any other provisions hereof. Further, should any provisions within this Agreement ever be reformed or rewritten by a judicial body, such provisions as so rewritten shall be binding upon the Parties hereto.

6.10       Disclaimer of Reliance. The Parties warrant and represent that no promise, agreement, representation, inducement, or condition which is not herein expressed has been made to either Party by the other, or any agent or representative of either Party to the other, in executing this Agreement. The Parties further warrant and represent they are not relying upon, and expressly disclaim, any such promise, agreement, representation, inducement, or condition which is not herein expressed in executing this Agreement. The Parties represent and warrant they are relying solely upon their own judgment in entering this Agreement.

6.11       Assignment. This Agreement may be assigned by Deep Down to any affiliated or related company at any time without notice. This Agreement may not be assigned by Butler for any reason without express written consent of Deep Down.

6.12       Attorney Fees. Should either Party be required to enforce the terms of this Agreement by court action or bring court, the prevailing Party shall be entitled to recover all of his or its attorney fees and costs of suit from the other Party, plus interest on any immediately unpaid balance accruing at the rate of one percent per month.

8

6.13       No Construction Against Drafter. Butler is encouraged to seek the advice of legal counsel in reviewing this Agreement and has had an opportunity to review and consider the Agreement before entering it. Therefore, in any construction to be made of this Agreement, the Agreement shall not be construed for or against either Party.

6.14       Defend Trade Secrets Act Notice. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

Effective Date: September 25, 2017

Deep Down, Inc.

By:/s/ Ronald E. Smith
Ronald E. Smith, President and CEO

Eugene L. Butler

/s/ Eugene L. Butler
Individually

9